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                                                                     EXHIBIT (l)

                 [LETTERHEAD OF PIPER & MARBURY APPEARS HERE]

                               February 17, 1999

Pacholder Fund, Inc.
8044 Montgomery Road, Suite 382
Cincinnati, OH 45236

        Re: Registration Statement on Form N-2
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Ladies and Gentlemen:

        We have acted as counsel to Pacholder Fund, Inc., a Maryland corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission of a registration statement on Form N-2 (File Nos. 333-70767; 811-5639), as amended (the "Registration Statement"), registering 2,375,662 shares of Common Stock, par value $.01 per share (the "Shares"), of the Company issuable upon the exercise of non-transferable rights (the "Rights") to subscribe therefor and the Rights under the Securities Act of 1933, as amended. In our capacity as counsel to the Company, we have examined the charter and bylaws of the Company, the Registration Statement, the corporate action taken by the Company that provides for the issuance of the Rights and Shares, and such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter. In reaching the opinions set forth below, we have assumed all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents, all signatures on all documents submitted to us for examination are genuine, and all public records reviewed are accurate and complete.

        Based upon and subject to the foregoing, we are of the opinion that the Rights and Shares have been duly authorized for issuance and, when issued and paid for as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.